Exhibit 10.3

June 10, 2015

William N. Burke

HCC Insurance Holdings, Inc.

13403 Northwest Freeway

Houston, Texas  77040

Dear Bill:

This Addendum to Employment Agreement (“Addendum”) sets forth the agreement made this 10th day of June, 2015, by and between Tokio Marine Holdings, Inc. (“Parent”), HCC Insurance Holdings, Inc. (including its affiliates and subsidiaries, the “Company”) and you, regarding your continued employment with the Company following the closing of the transactions (the “Closing”) contemplated by the Agreement and Plan of Merger dated June 10, 2015, by and among Parent, TMGC Investment (Delaware) Inc. and the Company (the “Merger Agreement”).

Each of Parent, the Company and you acknowledges and agrees that following the Closing, you will continue to serve in the same role as President and Chief Operating Officer of the Company in accordance with the terms of your employment agreement with the Company, dated March 24, 2012 (as amended through the Closing, your “Employment Agreement”).  You agree that “Good Reason” is not triggered for purposes of your Employment Agreement solely by or as a result of the consummation of the transactions contemplated by the Merger Agreement without subsequent action by the Company or Parent (including as a result of the Company being a wholly-owned indirect subsidiary of a Japanese parent company and no longer operating as a standalone public company).  Additionally, you agree that prong (5) of the “Good Reason” definition in your Employment Agreement will be interpreted to mean a change in your position or titles.  For purposes of clarity, this Addendum in no way limits your right to terminate your employment for Good Reason other than as specified above.

Your Employment Agreement will continue to govern the terms of your employment with the Company and Parent acknowledges and agrees that, following the Closing, the Company shall continue to be bound by the terms of the Employment Agreement.

This Addendum will become effective upon the Closing, contingent upon your continued employment through, and the occurrence of, the Closing.  This Addendum will automatically become null and void (and be of no force or effect) in the event the Merger Agreement is terminated in accordance with its terms prior to the Closing occurring.

This Addendum may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.  Delivery of an executed counterpart of a signature page of this Addendum by facsimile or PDF file (portable document format file) shall be as effective as delivery of a manually executed counterpart of this Addendum.

We look forward to working with you.  Please confirm your acceptance of the foregoing by countersigning below.

Sincerely,

TOKIO MARINE HOLDINGS, INC.

By:	/s/ Tsuyoshi Nagano
Name:	Tsuyoshi Nagano
Title:	President

HCC INSURANCE HOLDINGS, INC.

By:	/s/ Christopher J.B. Williams
Name:	Christopher J.B. Williams
Title:	Chief Executive Officer

Accepted and Agreed as of the date hereof:

/s/ William N. Burke
William N. Burke

[Addendum to Employment Agreement Signature Page]